EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference into Registration Statement Nos. 333-222433, 333-208912, and 333-233912 on Form S-3, and Registration Statement Nos. 333-222437, 333-205101, and 333-189551 on Form S-8 of our report dated March 15, 2019, except for the effects of the restatement discussed in Note 2 to the financial statements, as to which the date is May 15, 2020, relating to our audit of the 2018 financial statements of BioLife Solutions, Inc. ("the Company"), appearing in the Annual Report on Form 10-K of BioLife Solutions, Inc. for the year ended December 31, 2019.

/S/ PETERSON SULLIVAN LLP

Seattle, Washington
May 15, 2020